Exhibit 3.1

Certificate of Correction (PURSUANT TO NRS 78,78A, 80, 81, 82, 84, 86, 87, 58, 88A, 89 and 92A)
ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Correction
(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)
1. The name of the entity for which correction is being made:
Las Vegas Gaming, Inc.
2. Description of the original document for which correction is being made:
Certificate of Amendment to Articles of Incorporation
3. Filing date of the original document for which correction is being made: December 8, 2005
4. Description of the inaccuracy or defect.
The Certificate of Amendment to Articles of Incorporation (the “Certificate”) states “Article IV — Capital Stock” shall be amended to establish the total authorized capital stock as 100,000,000 shares, divided into classes as follows:
“10,000,000 shares shall be Preferred Stock, $.001 par value per share (“Preferred Stock”);
90,000,000 shares shall be Common Stock, $.001 par value per share (“Common Stock”);
and,”
The Certificate fails to specify the number of shares of Common Stock to be designated as Common Stock Series A.
5. Correction of the inaccuracy or defect.
Through this Certificate of Correction, the Certificate shall be corrected to establish the total authorized capital stock as
100,000,000 shares, divided into classes as follows:
“10,000,000 shares shall be Preferred Stock, $.001 par value per share (“Preferred Stock”); and
90,000,000 shares shall be Common Stock, $.001 par value per share (“Common Stock”), of which 25,000,000 shares of shall be designated as “Common Stock Series A”.”
6. Signature:

/s/ Russell R. Roth	Chief Executive Officer	July 11, 2006
Authorized Signature	Title*	Date
*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Correction 2003
Revised on: 10/03/05